CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Union Bankshares, Ltd.


We consent to incorporation by reference in the registration statement on Form S-8 relating to the Employees' Equity Incentive Plan, the Nonemployee Directors' Stock Option Plan and the Equity Compensation Plan for Nonemployee Directors of Union Bankshares, Ltd. of our report dated January 28, 1994, relating to the consolidated balance sheets of Union Bankshares, Ltd. as of December 31, 1993, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1993 annual report on Form 10-KSB of Union Bankshares, Ltd.



                              MCGLADREY & PULLEN L.L.P.
                              MCGLADREY & PULLEN L.L.P.



March 26, 1997